CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report (and to all references to our Firm) dated April 11, 1997 included in or made part of the Registration Statement No. 33-96378 and in the Prospectus Supplement and Prospectus for Lehman Brothers, Commercial Mortgage Pass-Through Certificates, Series 1997 - LL I.


                                             /s/ Arthur Andersen LLP


Washington, D.C.
September 19, 1997